Exhibit 99.5
EXCHANGE AGREEMENT

This Exchange Agreement (this “Agreement”) dated and effective December 6th, 2015, is by and between, Code Green Apparel Corp., a Nevada corporation (the “Company”) and Eric H. Scheffey, [an individual] (“Stockholder”), each a “Party” and collectively the “Parties”.

W I T N E S S E T H:

WHEREAS, the Stockholder currently holds seventy-five million (75,000,000) shares of the common stock (the “Common Shares”), $0.001 par value per share of the Company (the “Common Stock”);

WHEREAS, the Stockholder desires to exchange forty million (40,000,000) of the Common Shares for shares of a to-be-designated series of Series B Convertible Preferred Stock of the Company, with the rights and privileges set forth on Exhibit A hereto (the “Series B Preferred”); and

WHEREAS, the Company and Stockholder desire to set forth in writing the terms and conditions of their agreement and understanding concerning exchange of the Common Shares for Series B Preferred.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, and considerations herein contained, and other consideration, which consideration the Parties hereby acknowledge and confirm the sufficiency and receipt of, the Parties hereto agree as follows:

1.           Mutual Representations, Covenants and Warranties of the Parties. Each of the Parties, for themselves and for the benefit of each of the other Parties hereto, represents, covenants and warranties that:

1.1.           Such Party has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles;

1.2.           The execution and delivery by such Party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (i) constitute a violation of any law; or (ii) constitute a breach of any provision contained in, or a default under, any governmental approval, any writ, injunction, order, judgment or decree of any governmental authority or any agreement, contract or understanding to which such Party or its assets are bound or affected; and

Exchange Agreement

1.3.           Any individual executing this Agreement on behalf of an entity has authority to act on behalf of such entity and has been duly and properly authorized to sign this Agreement on behalf of such entity.

2.           Exchange.

2.1.           In exchange for each one thousand (1,000) Common Shares held by Stockholder, the Stockholder shall receive one (1) share of Series B Preferred (the “Exchange Rate” and the “Exchange”). The Stockholder shall retain any remaining Common Shares which are not equally divisible by the Exchange Rate. The Common Shares subject to the Exchange shall be defined as the “Exchanged Shares”.

2.2.           Promptly after the date of this Agreement, the Stockholder shall return certificates representing all of the Exchanged Shares to the Company (or the Company’s Transfer Agent at the discretion of the Company), with instructions to cancel such Exchanged Shares and the Stockholder agrees to take such other actions and execute such other documents as may be required by the Company or the Company’s Transfer Agent to perfect the cancellation of the Exchanged Shares.

3.           Representations, Warranties, Confirmations and Acknowledgements of Stockholder. Stockholder hereby represents and warrants to the Company, that:

3.1.           Stockholder is an “accredited investor”, as such term is defined in Regulation D of the Securities Act of 1933, as amended (the “Securities Act”);

3.2.           Stockholder will acquire the Series B Preferred, and any shares of Common Stock issuable upon conversion of the Series B Preferred (collectively, the “Securities”) for his own account and not with a view to a sale or distribution thereof as that term is used in Section 2(a)(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws;

3.3.           Stockholder has such knowledge and experience in financial and business matters that Stockholder is capable of evaluating the merits and risks of the Securities. Stockholder can bear the economic risk of the Securities, has knowledge and experience in financial business matters and is capable of bearing and managing the risk of investment in the Securities. Stockholder recognizes that the Securities have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Securities is registered under the Securities Act or unless an exemption from registration is available. Stockholder has carefully considered and has, to the extent Stockholder believes such discussion necessary, discussed with his professional, legal, tax and financial advisors, the suitability of an investment in the Securities for his particular tax and financial situation and he and his advisers, if such advisors were deemed necessary, have determined that the Securities are a suitable investment for him. Stockholder confirms that he has not been offered the Securities by any form of general solicitation or advertising;

Exchange Agreement

3.4.           Stockholder will be subject to the “affiliate” resale rules of Rule 144 of the Securities Act for at least ninety (90) days following the date of this Agreement due to the fact that the Stockholder is considered an “affiliate” due to his ownership of the Company as of the Parties entry into this Agreement; and

3.5.           Stockholder understands and acknowledges that each certificate or instrument representing the Securities will be endorsed with the following legend (or a substantially similar legend), unless or until registered under the Securities Act:

THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT COVERING SUCH SECURITIES, THE TRANSFER IS MADE IN COMPLIANCE WITH RULE 144 PROMULGATED UNDER SUCH ACT OR THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDER OF THESE SECURITIES WHICH IS REASONABLY SATISFACTORY TO THE COMPANY, STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT.

4.           Further Assurances. The Company and Stockholder agree that, from time to time, each of them will take such other action and to execute, acknowledge and deliver such contracts, deeds, representations, confirmations or other documents as may be reasonably requested and necessary or appropriate to allow for the issuance of the Securities and the Exchange.

5.           Entire Agreement. This Agreement sets forth all of the promises, agreements, conditions, understandings, warranties and representations among the Parties with respect to the transactions contemplated hereby and thereby, and supersedes all prior agreements, arrangements and understandings between the Parties, whether written, oral or otherwise.

6.           Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the Nevada and applicable laws of the United States of America. In the event of a dispute concerning this Agreement, the parties agree that venue lies in a court of competent jurisdiction in any California court.

Exchange Agreement

7.           Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); and (xi) the paragraph and section headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

8.           Savings Clause. If any provision of this Agreement is prohibited by law or held to be unenforceable, the remaining provisions hereof shall not be affected, and this Agreement shall continue in full force and effect as if such unenforceable provision had never constituted a part hereof, and the unenforceable provision shall be automatically amended so as best to accomplish the objectives of such unenforceable provision within the limits of applicable law.

9.           Review and Construction of Documents. Stockholder represents to the Company and the Company represents to Stockholder, that (a) before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said Party has relied solely and completely upon its own judgment in executing this Agreement; (c) said Party has had the opportunity to seek and has obtained the advice of its own legal, tax and business advisors before executing this Agreement; (d) said Party has acted voluntarily and of its own free will in executing this Agreement; and (e) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

10.           Counterparts and Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party, each other party shall re execute the original form of this Agreement and deliver such form to all other parties. No party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Exchange Agreement

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first written above.

“Company”

Code Green Apparel Corp.

/s/ George J. Powell   12-7-15
George J. Powell
Chief Executive Officer

“Stockholder”

/s/ Eric H. Scheffey
Eric H. Scheffey
12-7-15

Exchange Agreement

EXHIBIT A

[Attach Series B Designation]